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                                                              EXHIBIT (A)(17)

                           KUHLMAN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              KUHLMAN CORPORATION
                         RESERVE YOUR RIGHT TO RECEIVE
                          TOP DOLLAR FOR YOUR SHARES!
                  SHAREHOLDERS MUST APPROVE THE VOTING RIGHTS
                       PROPOSAL BEFORE KUHLMAN CAN CLOSE
                            ITS $14 PER SHARE OFFER
        PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY!
                                                                February 7, 1996
Dear Fellow Shareholder:
The Special Meeting of Communication Cable, Inc. will be held just next week, on February 16, 1996. IF YOU WANT THE OPPORTUNITY TO RECEIVE MAXIMUM VALUE FOR YOUR SHARES, VOTE FOR THE VOTING RIGHTS PROPOSAL ON THE BLUE CARD. Kuhlman is not obligated to consummate its $14 per share cash tender offer for any and all outstanding Communication Cable stock unless and until, among other things, the shareholders vote to give Kuhlman voting rights for any and all shares that Kuhlman may acquire. Institutional Shareholders Service, a leading voting advisory service, has recommended to its clients that they vote in favor of the Voting Rights Proposal.
                           YOUR FOR VOTE IS CRITICAL,
                  NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN
Since the proposal requires an affirmative vote from a majority of the outstanding shares, failure to vote is the same as a vote AGAINST RECEIVING TOP DOLLAR FOR YOUR SHARES! REMEMBER, IN ORDER TO RECEIVE MAXIMUM VALUE FOR YOUR SHARES, CCI SHAREHOLDERS MUST APPROVE THE VOTING RIGHTS PROPOSAL AT THE SPECIAL MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY WITH A VOTE FOR THE KUHLMAN VOTING RIGHTS PROPOSAL IN THE POSTAGE-PAID ENVELOPE PROVIDED.
Thank you again for your support.
Sincerely,
KUHLMAN ACQUISITION CORP.
/s/ Bob Jepson
Robert S. Jepson, Jr.
Chairman and Chief Executive Officer

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               If your shares of Common Stock are held in the name
            of a bank or brokerage firm, only that firm can execute
             a proxy card on your behalf. Please contact the person
            responsible for your account and give instructions for a
          BLUE PROXY CARD TO BE VOTED FOR THE VOTING RIGHTS PROPOSAL.
     If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:
                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                           TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800
                            Internet: World Wide Web
                            http://www.georgeson.com